SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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                         Date of Report: April 24, 2002

                             TTR TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                       0-22055                 11-3223672
(State or Other Jurisdiction of  (Commission File Number)       (IRS Employer
        Incorporation)                                       Identification No.)

                        3 Gavish Street, Kfar Saba Israel
                    (Address of Principal Executive Offices)

                               011-972-9-764-4160
              (Registrant's Telephone Number, including Area Code)

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INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS

      TTR Technologies, Inc. (hereinafter, the "Company") and JDS Capital Management, Inc. ("JDS"), an affiliate of the Company's largest stockholder, have reached a non-binding agreement-in-principle, pursuant to which JDS or an affiliate intends to invest approximately $1.6 million in the Company, subject to the negotiation, execution and delivery of mutually acceptable and legally binding definitive documents (the "Proposed Investment"). Pursuant to the Proposed Investment, JDS will purchase 2,133,333 shares of the Company's newly issued convertible preferred stock (the "Preferred Stock"), at a per share purchase price of $0.75. The per share price was determined on the basis of the closing price on April 16, 2002. At the option of the Investor, each share of Preferred Stock is convertible, at any time, into one share of the Company's Common Stock, par value $0.01 (the "Common Stock"), subject to customary anti-dilution protection, except to the extent that such protection would result in the Preferred Stock being convertible into greater than 19.99% of the Common Stock. In connection with the Proposed Investment, the Company will issue to JDS (or its designees) four year warrants (hereinafter, collectively, the "Proposed Investment Warrants") to purchase up to 1,500,000 shares of the Company's Common Stock, at a per share exercise price of $1.50, except that the expiration date of the Warrants is subject to acceleration under certain conditions if the price of a share of the Company's publicly traded Common Stock closes at or above $5 for a consecutive 30 day trading period on certain designated exchanges.

      Under the Proposed Investment, the Preferred Stock will rank senior to all other equity securities of the Company and, upon the liquidation or winding up of the Company, will be entitled to a liquidation preference (the "Liquidation Preference") equal to the original issuance price, plus accrued and unpaid dividends on an annual basis equal to 2% of the original issuance price, payable in kind upon liquidation of the Company. The holder of the Preferred Stock will also be entitled to the Liquidation Preference upon certain designated events giving rise to a 'change in control', namely the (i) a merger or consolidation of the Company with or into any other entity where the Company is not the surviving entity; (ii) sale or outright transfer of all or substantially all of the Company's assets, (iii) change of a majority of the Company's directors within any two year period (other than by reason of such director's death, disability, resignation or refusal to stand for re-election) or (iv) transfer, in one or a series of transaction, to any person or group of persons direct or indirect beneficial ownership of more than one-third of the Company's issued and outstanding voting securities or otherwise having the ability to elect, directly or indirectly, a majority of the Company's Board of Directors. Additionally, the shares of Preferred Stock are redeemable at the option of the holder for the Liquidation Preference upon a material breach by the Company of agreed-upon representations, covenants or agreements to be contained in the definitive documents.

      Under the Proposed Investment, so long as one-third of the Preferred Stock originally purchased remain outstanding, without the consent of the holders of the majority of the Preferred Stock the Company will be restricted from taking certain actions relating to (i) changes in any of the terms of the Preferred Stock adverse to holders thereof, (ii) liquidation or Change in Control Events,
(iii) authorization or issuance of any securities that are senior to, or pari-passu with, the Preferred Stock, (iv) changes in the size of the Board of Directors, (v) affiliate transactions, (vi) changes to the Company's organizational documents and (vii) declaration of dividends or distributions.

      Additionally, the Company accorded to JDS standard registration rights.


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      The Company agreed to a no-shop provision through May 17, 2002 wherein it will not negotiate with any third party the terms of an equity financing in the Company. The Company agreed to pay a break-up fee of $50,000 if the Proposed Investment does not close due to a unilateral decision by the Company not to proceed with the transaction. The Company also agreed to pay the fees and expense of JDS in consummating the Proposed Investment in an aggregate amount not exceeding $40,000.

      Macrovision Corporation, one of the Company's largest stockholders who, as of the date of this report, holds approximately 10.7% of the Company's issued and outstanding Common Stock, is entitled to exercise pre-emptive rights and purchase up to its pro-rata share of the Preferred Stock and Proposed Investment Warrants, on the same terms and conditions as those prevailing in the Proposed Investment.

      No assurance can be provided that the Company or JDS will in fact conclude the Proposed Investment.

      As of the date of this report and without giving effect to the Proposed Investment, the Company believes, based on a Schedule 13G dated February 12, 2002, that JDS, directly or through its affiliates, controls approximately
16.5% of the Company' issued and outstanding Common Stock, not including currently exercisable warrants to purchase up to an additional 450,000 shares of the Company's Common Stock (subject to adjustment under certain circumstances), exercisable through February 2005 at a per share exercise of $8.84 ("Class A Warrants") and 3 year warrants to purchase up to an additional 225,000 shares of the Company's Common Stock (subject to adjustment under certain circumstances) at an exercise price per share of $21.22, issuable upon exercise of the Class A Warrants. If the Proposed Investment is concluded, then following the purchase of the Preferred Stock, JDS will, directly or through affiliates, control (on an as converted basis) approximately 25.5% of the Company's issued and outstanding capital stock, without giving effect to the Proposed Investment Warrants, Class A Warrants and the Class B Warrants ("Class B Warrants").

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2002                                 TTR TECHNOLOGIES, INC.

                                                     By: /s/ Marc D. Tokayer

                                                     Marc D. Tokayer
                                                     Chief Executive Officer
                                                     & Chairman of the Board